Exhibit 99.1

Five Cybersecurity Patents Held Valid and Infringed by Sophos Resulting in $15M Jury Award to Finjan, Inc.
EAST PALO ALTO, CA -- 09/22/16 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, announced today that the jury in Finjan, Inc. v. Sophos, Inc. (3:14-cv-01197-WHO) returned a unanimous verdict in favor of its wholly-owned subsidiary, Finjan, Inc. (“Finjan”).

Specifically, the jury found that all asserted claims of Finjan's U.S. Patent Nos. 6,154,844 (‘844 Patent), 8,677,494 (‘494 Patent), 6,804,780 (‘780 Patent), 7,613,926 (‘926 Patent), and the 8,141,154 (‘154 Patent) (collectively “Finjan Patents”), were literally infringed by Sophos. Additionally, the jury found all of Finjan's asserted patents and claims to be valid. The verdict, reached on September 21, 2016, followed a two-week trial before the Honorable William H. Orrick III of the U.S. District Court for the Northern District of California.

Finjan accused Sophos’ Unified Threat Management (“UTM”) gateway and endpoint products, as well as its cloud-base Live Protection security offering of infringing the asserted claims of the Finjan Patents.

As a result of the jury’s findings, it awarded Finjan $15 million as a payment “for the life of” the five asserted patents. The jury did not find willful infringement by Sophos. The September 21, 2016, Jury Verdict Form (Document 398) can be found on the Finjan website at https://www.finjan.com/news-media/in-the-news.
"We are grateful for the time and energy each juror took to arrive at the verdict," said Julie Mar-Spinola, Finjan Holdings’ Chief Intellectual Property Officer and VP, Legal. "As this marks Finjan’s second jury win in a row within 13 months, with a litigation settlement and license in-between, I am satisfied that we have established Finjan’s credibility brand of licensing and enforcing durable patents. Finjan’s patents cover highly relevant cybersecurity technologies needed in today’s cyber world, and were developed internally years ago. In August of 2015, a separate California jury found Blue Coat Systems infringed five of Finjan’s patents and awarded Finjan $39.5M. In June 2016, Finjan settled with Proofpoint and granted it a patent license for $10.9M. At Finjan, we remain committed to our licensing best practices and will continue to present our patent infringement claims transparently to establish the merits of our case.”
Finjan was well-represented by Paul Andre, Lisa Kobialka, James Hannah, Hannah Lee, Kris Kastens, and and a host of many other significant and talented contributors from the law offices of Kramer Levin Naftalis & Frankel in Menlo Park, CA.

Finjan has pending infringement lawsuits against FireEye, Inc., Symantec Corp., Palo Alto Networks, Blue Coat Systems, Inc., and ESET and its affiliates relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

ABOUT FINJAN HOLDINGS
Established nearly 20 years ago, Finjan Holdings is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.
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Twitter: @FinjanHoldings
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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Capital Markets Group LLC
(650) 282-3245
investors@finjan.com